                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 033-37598




PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 16, 1995)

                                  $100,000,000
                                                                            LOGO

                            NORWEST FINANCIAL, INC.
              6 3/8% SENIOR NOTES 2007 SERIES DUE DECEMBER 1, 2007
                               ------------------

     Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, beginning June 1, 1998. The Notes are not subject to redemption prior to maturity.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                        PUBLIC(1)           DISCOUNT(2)         COMPANY(1)(3)
-------------------------------------------------------------------------------------------------
Per Note..........................        99.886%               .6%                99.286%
-------------------------------------------------------------------------------------------------
Total.............................      $99,886,000          $600,000            $99,286,000
=================================================================================================

(1) Plus accrued interest, if any, from December 19, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting".

(3) Before deducting expenses payable by the Company estimated at $50,000.

                               ------------------

     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about December 19, 1997.

                               ------------------

MERRILL LYNCH & CO.
             BEAR, STEARNS & CO. INC.

                           DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES CORPORATION
                                       PAINEWEBBER INCORPORATED

                                                 SALOMON SMITH BARNEY

                               ------------------

          The date of this Prospectus Supplement is December 12, 1997.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company and its subsidiaries for the periods indicated:

        YEAR ENDED DECEMBER 31,                 NINE MONTHS
----------------------------------------           ENDED
1992     1993     1994     1995     1996     SEPTEMBER 30, 1997
----     ----     ----     ----     ----     ------------------
2.02     2.22     2.26     2.13     2.11            2.02

     The ratios of earnings to fixed charges have been computed by dividing net earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expense plus one-third of rentals (which is deemed representative of the interest factor).

                            SELECTED FINANCIAL DATA

     In the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, the Company reported total assets of $9,186,992,000, total liabilities of $7,828,830,000 and total stockholder's equity of $1,358,162,000.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will be issued under an Indenture dated as of May 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee") as successor by way of merger to The Chase Manhattan Bank (National Association), will be limited to $100,000,000 aggregate principal amount and will mature on December 1, 2007. The Notes will bear interest from December 19, 1997 at the annual rate set forth on the cover page of this Prospectus Supplement, payable each June 1 and December 1, commencing June 1, 1998. Interest will be payable generally to the person in whose name the Note is registered at the close of business on the May 15 or November 15 record date next preceding the June 1 or December 1 interest payment date. Payment of interest and principal at maturity will be made by check mailed to the persons entitled thereto; provided, however, that any such payment will be made by wire transfer of immediately available funds to any registered holder of Notes having an aggregate principal amount in excess of $1 million if appropriate wire transfer instructions shall have been provided by such holder to the Trustee no less than five business days prior to (i) the record date for the applicable interest payment date or (ii) the maturity date for payments of principal. Payment of principal at maturity will be made upon surrender of a Note.

REDEMPTION

     The Notes may not be redeemed prior to maturity.

CONCERNING THE TRUSTEE

     The Trustee has extended a line of credit to the Company. The Company borrows money and has other customary banking relationships with the Trustee in the ordinary course of business.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated; Bear, Stearns & Co. Inc.; Donaldson, Lufkin Jenrette Securities Corporation; PaineWebber Incorporated; and Salomon Brothers Inc (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, $100,000,000 in principal amount of the Notes. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                          PRINCIPAL
                                 UNDERWRITERS                               AMOUNT
        ---------------------------------------------------------------  ------------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated......................................  $ 20,000,000
        Bear, Stearns & Co. Inc........................................    20,000,000
        Donaldson, Lufkin & Jenrette Securities Corporation............    20,000,000
        PaineWebber Incorporated.......................................    20,000,000
        Salomon Brothers Inc...........................................    20,000,000
                                                                         ------------
                     Total.............................................  $100,000,000
                                                                         ============

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .35% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with the offering of the Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

PROSPECTUS

                            NORWEST FINANCIAL, INC.

                                DEBT SECURITIES

                               ------------------

     Norwest Financial, Inc. (the "Company") from time to time may issue in one or more series up to $2,500,000,000 aggregate principal amount of its senior or senior subordinated, unsecured debt securities consisting of notes, debentures and other evidences of indebtedness (the "Debt Securities"). The Debt Securities will be offered as separate series in amounts, at prices and on terms determined at the time of sale. The terms of the specific Debt Securities being offered (the "Offered Securities"), including the classification as senior or senior subordinated debt, specific designation, aggregate principal amount, rate (which may be fixed or variable), or method of calculation thereof, and time of payment of any interest, maturity, offering price and terms of redemption, if any, at the option of the Company or the holder, sinking fund payments, currency or other specific terms of the Offered Securities will be set forth in the supplement to this Prospectus (the "Prospectus Supplement"). As used herein, the Offered Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index. The Prospectus Supplement will state the securities exchange, if any, on which the Offered Securities will be listed. Unless otherwise specified in the Prospectus Supplement, the Offered Securities will be in denominations of $1,000 and integral multiples thereof.

     The Offered Securities may be sold to or through one or more underwriters or dealers, through agents designated from time to time, or directly by the Company to other purchasers. The names of any underwriters, dealers or agents involved in the sale of the Offered Securities and their compensation will be set forth in the Prospectus Supplement. See "Plan of Distribution". The Offered Securities may be issued in the form of Global Securities registered in the name of one or more depositaries or certificates issued in definitive form.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 16, 1995.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such filed material can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 230 South Dearborn Street, Chicago, Illinois 60604; and 75 Park Place, Room 1228, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the registration statements and exhibits thereto filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

     The Company intends to publish annual reports containing financial statements audited by independent certified public accountants. These reports will not be distributed to holders of the Debt Securities but will be available to them upon request.
                            ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     There is hereby incorporated by reference in this Prospectus the following documents heretofore filed by the Company with the Commission (File No. 2-80466) pursuant to the Exchange Act:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994; and

          2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS DESCRIBED ABOVE). REQUESTS SHOULD BE ADDRESSED TO: NORWEST FINANCIAL, INC., 206 EIGHTH STREET, DES MOINES, IOWA 50309, ATTENTION:
TREASURER'S DEPARTMENT (TELEPHONE NUMBER 515-243-2131).
                            ------------------------

     UNLESS OTHERWISE INDICATED, CURRENCY AMOUNTS IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ARE STATED IN UNITED STATES DOLLARS ("$", "DOLLARS" OR "U.S. $").
                            ------------------------

                                  THE COMPANY

     The Company is an Iowa corporation organized on August 19, 1982, as the successor to a business founded in 1897, and is a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation is a diversified financial services organization which, at December 31, 1994, had consolidated assets totaling approximately $59.3 billion. Unless the context otherwise requires, any reference to "Norwest Financial" includes the Company and its subsidiaries, all of which are wholly-owned.

     At December 31, 1994, Norwest Financial had 942 branch offices primarily engaged in the consumer finance business in 45 states, Guam, and the ten Canadian provinces. The Company's insurance subsidiaries are primarily engaged in the business of providing, directly or through reinsurance arrangements, credit life and credit disability insurance as a part of Norwest Financial's consumer finance business. Credit property, involuntary unemployment and non-filing insurance are provided as a part of the consumer finance business. Such business is written directly or through reinsurance agreements by one of the Company's insurance subsidiaries, or it is offered on an agency basis by Norwest Financial. Subsidiaries of the Company are engaged in the leasing, commercial lending and accounts receivable financing segments of the commercial finance business. A subsidiary of the Company also supplies data services to other companies.

     The Company's principal executive offices are located at 206 Eighth Street, Des Moines, Iowa 50309 (Telephone Number 515-243-2131).

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of Norwest Financial for the periods indicated:

        YEARS ENDED DECEMBER 31,
----------------------------------------     SIX MONTHS ENDED
1990     1991     1992     1993     1994      JUNE 30, 1995
----     ----     ----     ----     ----     ----------------
1.70     1.74     2.02     2.22     2.26           2.11

The ratios of earnings to fixed charges have been computed by dividing earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses plus one-third of rentals (which is deemed representative of the interest factor).

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company. All or part of such proceeds may be used to support Norwest Financial's internal growth and possible bulk purchase of finance receivables or to refund outstanding indebtedness of the Company. Initially, all or part of such proceeds may be used to reduce short-term indebtedness or be invested temporarily in short-term securities.

     The Company expects to incur additional indebtedness in the future to provide the funds necessary for Norwest Financial to carry on its business. The amounts which may be obtained cannot be predicted and may vary from time to time. Short-term indebtedness in particular fluctuates from day to day in the ordinary course of business.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will constitute either senior or senior subordinated debt of the Company and will be offered under one of two separate Indentures described below (the "Indentures"), each between the Company and a banking institution organized under the laws of the United States of America or of any State thereof (a "Trustee"). Copies of the forms of Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject, and qualified in their entirety by reference, to all the provisions of the applicable Indenture, including the definitions therein of certain terms. References appearing below are to the applicable Indenture.

     Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount authorized from time to time by the Board of Directors of the Company. (Article Three)

     The Debt Securities will be unsecured general obligations of the Company. They will be issued either (i) in registered form without coupons and will be exchangeable for a like aggregate principal amount of other Debt Securities of authorized denominations of the same series with like maturities, interest rates and other terms and registered in the same name or (ii) in the form of Global Securities. The Debt Securities other than Global Securities will be exchangeable and transferable at any time or from time to time at the Corporate Trust Office of the applicable Trustee or at any other office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York. No charge will be made to the Holder for any such exchange or transfer of Debt Securities except for any tax or governmental charge incidental thereto. (Section 3.05)

     The Company shall not be required (a) to issue, register the transfer of or exchange any Debt Security of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of such series and ending at the close of business on the day of such mailing or (b) to register the transfer of or exchange any Debt Security selected for redemption in whole or in part, except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be redeemed.

     Reference is made to the Prospectus Supplement for the following terms of, and other information with respect to, the Offered Securities: (1) the title of the Offered Securities and whether they will be senior or senior subordinated debt of the Company; (2) the designation, aggregate principal amount and authorized denominations (if other than $1,000 or integral multiples thereof) of the Offered Securities; (3) the currency or currencies in which payments on the Offered Securities will be payable, if other than United States dollars; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (5) the date or dates on which the Offered Securities will mature; (6) the rate or rates per annum at which the Offered Securities will bear interest, if any, or the method of calculation thereof; (7) the date or dates on which such interest, if any, will be payable; (8) any redemption terms; (9) the Trustee under the Indenture pursuant to which the Offered Securities will be issued; (10) the place or places where principal (and premium, if any) and interest, if any, on the Offered Securities shall be payable and if other than as set forth in the Indenture, the method or methods of payment; (11) the portion of the principal amount of the Offered Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (12) any mandatory or optional sinking fund or analogous provisions; (13) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities, and, if so, the identity of the Depository or Depositories of such Global Security or Securities and any special provisions with respect to such Global Security or Securities and (14) any other specific terms and provisions of the Offered Securities. With respect to Offered Securities sold through dealers acting as agents, however, the maturities and interest rates of the Offered Securities may be established by the Company from time to time and, if not set forth in the Prospectus Supplement, will be made available through such dealers.

     Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such currency or currency units will be described in the Prospectus Supplement relating thereto.

     Neither Indenture restricts the Company from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property for any purpose, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth. In addition, the provisions of the Indentures would not necessarily afford holders of the Debt Securities protection upon the occurrence of a change in control or in the event of a highly leveraged or other transaction involving the Company that may adversely affect the Holders.

GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the distribution procedures applicable to such securities and the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for certificated Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. A Person having a beneficial interest in a Global Security will, except with respect to payment of principal of and any premium and interest on such Global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such Global Security, as shall be specified in a written statement which is produced to the Trustee by such Depository. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

SENIOR SECURITIES

     The Debt Securities which will constitute part of the senior indebtedness of the Company ("Senior Securities") will be issued under the Indenture that authorizes the issuance of Senior Securities (the "Senior Indenture"). The Senior Securities will rank on a parity with all other unsecured indebtedness of the Company for borrowed money, whether outstanding at the date of issuance of such Senior Securities or incurred thereafter, which is not by its terms subordinate and junior to any other unsecured indebtedness of the Company ("Senior Indebtedness").

SENIOR SUBORDINATED SECURITIES

     The Debt Securities which will constitute part of the senior subordinated indebtedness of the Company ("Senior Subordinated Securities") will be issued under the Indenture that authorizes the issuance of Senior Subordinated Securities (the "Senior Subordinated Indenture"). The Senior Subordinated Securities will be subordinate and junior in the right of payment, to the extent and in the manner set forth in a Senior Subordinated Indenture, to all Senior Indebtedness. In the event (i) of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to the Company or its property, or of any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving any insolvency or bankruptcy, or (ii) that pursuant to the terms of any Senior Subordinated Indenture, any of the Senior Subordinated Securities issued thereunder are declared due and payable because of the occurrence of an Event of Default thereunder, except as otherwise provided in such Senior Subordinated Indenture, all principal and interest on Senior Indebtedness will be paid in full before any payment is made on such Senior Subordinated Securities. (Senior Subordinated Indenture Section 15.01)

MODIFICATION OF THE INDENTURE

     Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of each series of Debt Securities at the time Outstanding under such Indenture that is affected thereby, to enter into supplemental indentures for the purpose of amending or modifying, in any manner, the provisions of such Indenture or of any indenture supplemental thereto, or modifying the rights of the Holders of such Debt Securities; provided, that no such supplemental indenture, without the consent of the Holder of each Outstanding Debt Security affected thereby, may
(i) modify the terms of payment of principal, premium, if any, or interest; (ii) reduce the aforesaid percentage of Holders of Outstanding Debt Securities necessary to amend or modify such Indenture or waive compliance by the Company with any restrictive covenant or waive any default; or (iii) subordinate the indebtedness evidenced by such Debt Securities to any indebtedness of the Company or, if such Debt Securities are Senior Subordinated Securities, modify the terms of the applicable Senior Subordinated Indenture with respect to the subordination of such Senior Subordinated Securities in a manner adverse to the Holders thereof. (Section 11.02)

SATISFACTION AND DISCHARGE

     Except as may otherwise be set forth in the Prospectus Supplement accompanying this Prospectus, the Company will be discharged from its obligations under the Debt Securities of a particular series at any time prior to the Stated Maturity or redemption thereof upon satisfaction of the following conditions: (a) the Company has irrevocably deposited with the Trustee in trust either (i) sufficient funds to pay the principal of (and premium, if any, on) and interest to Stated Maturity or any Redemption Date on the Debt Securities of such series, or (ii) an amount of direct obligations of (or obligation guaranteed by) the United States of America which are not subject to prepayment, redemption or call sufficient to pay when due the principal of (and premium, if any, on) and interest to Stated Maturity or any Redemption Date on the Debt Securities of such series; and (b) the Company has paid all other sums payable with respect to the Debt Securities of such series; and (c) in the case of any deposit of direct obligations of (or obligations guaranteed by) the United States, if such deposit occurs more than one year prior to the Stated Maturity or redemption of the Debt Securities of such series, notice thereof has been given to the Holders of such Debt Securities and the Trustee has received an opinion of recognized tax counsel to the effect that such deposit and discharge will not result in recognition by the Holders of such Debt Securities of income, gain or loss for federal income tax purposes (other than income, gain or loss which would have been recognized in like amount and at a like time absent such deposit and discharge). Upon such discharge, the Holders of the Debt Securities of such series will no longer be entitled to the benefits of the Indenture that authorized the issuance of such Debt Securities, except for the purposes of registration of transfer and exchange of such Debt Securities, and may look only to such deposited funds or obligations for payment. (Section 6.01 and Section 14.02)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as may otherwise be set forth in the Prospectus Supplement, each Indenture provides that the following are Events of Default thereunder with respect to any series of Debt Securities issued thereunder: (i) default for five days in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (ii) default for 30 days in making any sinking fund payment required by the terms of the Debt Securities of such series; (iii) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (iv) default for 60 days after written notice in the performance of any covenant in respect of the Debt Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; (vi) an event of default with respect to any other series of Debt Securities outstanding under such Indenture or as defined in any other indenture, mortgage or instrument evidencing or under which the Company has secured or outstanding any indebtedness for borrowed money, as a result of which such other Debt Securities or indebtedness shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof, unless, under certain conditions, the Company is contesting such acceleration or the aggregate indebtedness of the Company then or theretofore accelerated is not more than $25 million and is paid in full within 10 days; and
(vii) any other Event of Default provided in the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. (Section 7.01) An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. Each Indenture provides that the Trustee thereunder may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers it in the interest of such Holders to do so. (Section 8.02)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the Trustee or the Holders of 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement relating thereto, of all the Debt Securities of such series to be due and payable immediately. (Section 7.02)

     Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders of Debt Securities issued thereunder before proceeding to exercise any right or power under such Indenture at the request of any Holders. (Section 8.03) Each Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series issued thereunder may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. (Section 7.12) The right of a Holder to institute a proceeding with respect to the Debt Securities of any series is subject to certain conditions precedent, including notice and indemnity to the applicable Trustee, but each Holder has an absolute right to receipt of the principal of (and premium, if any) and interest on such Debt Securities at the respective Stated Maturities thereof (or, in the case of redemption, on the applicable Redemption Date) or to institute suit for the enforcement thereof. (Section 7.07 and Section 7.08)

     Each Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series issued thereunder may on behalf of the Holders of all Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest on any Debt Security of such series and (b) a default in respect of a covenant or provision of the applicable Indenture which cannot be amended or modified without the consent of the Holder of each Debt Security affected. (Section 7.13)

     Each Indenture requires the Company to furnish annually to the Trustee thereunder an Officers' Certificate as to the performance by the Company of its obligations under such Indenture. (Section 12.05)

CONCERNING THE TRUSTEE

     Business and other relationships (including other trusteeships) between, on the one hand, Norwest Financial, Norwest Corporation and other affiliates thereof and, on the other hand, the Trustee under the Indenture pursuant to which the Offered Securities are issued, are described in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in one or more of the following ways: (i) through underwriters or dealers; (ii) directly to one or more institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers, agents or purchasers, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents in connection with the Offered Securities.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any of the Offered Securities are purchased.

     Debt Securities may also be sold directly by the Company or through dealers or agents designated by the Company from time to time. Any dealer or agent involved in the offering and sale of the Offered Securities will be named, and any commissions payable by the Company to such dealer or agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such dealer or agent will be acting on a best efforts basis for the period of its appointment. If Debt Securities are sold to dealers, a discount may be allowed to such dealers, who will purchase such Debt Securities for their own account for resale to the public from time to time at such prices and on such terms as may be determined by them at the time of sale.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except
(i) the purchase by an institution of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered

Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect to the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for the Company by Steve R. Wagner, who serves as Assistant General Counsel of the Company, and for any underwriters or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

=========================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS= BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
            PROSPECTUS SUPPLEMENT
Ratios of Earnings to Fixed Charges.....  S-2
Selected Financial Data.................  S-2
Description of the Notes................  S-2
Underwriting............................  S-3
PROSPECTUS
Available Information...................    2
Incorporation of Documents by
  Reference.............................    2
The Company.............................    3
Ratios of Earnings to Fixed Charges.....    3
Use of Proceeds.........................    3
Description of Debt Securities..........    4
Plan of Distribution....................    8
Legal Opinions..........................    9
Experts.................................    9

=========================================================

=========================================================

                                  $100,000,000

                                      LOGO

                            NORWEST FINANCIAL, INC.

                              6 3/8% SENIOR NOTES
                                  2007 SERIES
                              DUE DECEMBER 1, 2007

                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            PAINEWEBBER INCORPORATED
                              SALOMON SMITH BARNEY
                               DECEMBER 12, 1997

=========================================================